Exhibit 21


               SUBSIDIARIES OF BALTIMORE GAS AND ELECTRIC COMPANY*



                           Jurisdiction
                                of
                           Incorporation

BGE Capital Trust I          Delaware


* The name of a certain subsidiary (partnership) has been omitted because it would not constitute a significant subsidiary pursuant to Rule 1-02(2) of Regulation S-X.